EXHIBIT 99.1

VION INGREDIENTS

Consolidated and Combined Financial Statements
31 December
2012, 2011 and 2010

VION Ingredients Consolidated and Combined Financial Statements
31 December 2012, 2011 and 2010
CONTENTS
Consolidated and Combined Financial Statements 2012, 2011 and 2010

Independent auditor's report     3
Consolidated and combined balance sheets     5
Consolidated and combined profit and loss accounts     6
Consolidated and combined statements of changes in group equity    7
Consolidated and combined statements of cash flows     8
Notes to the consolidated and combined financial statements    9

Annex 1 - Summary of VION Ingredients' consolidated and combined subsidiaries     29

Independent Auditor’s Report

Board of Directors and Shareholders
VION Holding N.V.
SON, The Netherlands

We have audited the accompanying consolidated and combined financial statements of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities (together “VION Ingredients”) a component division of VION Holding N.V. as described in Note 1 (General information and basis of presentation), which comprise the consolidated and combined balance sheets as of December 31, 2012, 2011 and 2010, and the related consolidated and combined profit and loss account, statements of changes in group equity, and cash flows for the years then ended, and the related notes to the consolidated and combined financial statements.

Management’s Responsibility for the Consolidated and Combined Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated and combined financial statements in accordance with accounting principles generally accepted in the Netherlands; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated and combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated and combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated and combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated and combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of VION Ingredients as of December 31, 2012, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the Netherlands.

Emphasis of matter

VION Ingredients is a component division of VION Holding N.V. and as disclosed in the consolidated and combined financial statements has extensive transactions and relationships with VION Holding N.V. and other subsidiaries of VION Holding N.V. Our opinion is not modified with respect to this matter.

Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 25 to the consolidated and combined financial statements.

BDO Audit & Assurance B.V.

On behalf of it,

/s/ P.P.J.G. Saasen RA

P.P.J.G. Saasen RA
Eindhoven, The Netherlands

3 December 2013

CONSOLIDATED AND COMBINED BALANCE SHEETS
as at 31 December (before profit appropriation) in thousands of euros
ASSETS
	note	2012	2011	2010

Fixed assets
Intangible fixed assets	5	90,598	103,294	116,577
Tangible fixed assets	6	405,821	392,351	359,404
Financial fixed assets	7	31,901	27,987	28,680
		528,320	523,632	504,661
Current assets
Inventories	8	202,492	187,700	154,638
Receivables	9	641,695	782,735	334,751
Cash and cash equivalents	10	174,467	170,238	155,817
		1,018,654	1,140,673	645,206
Total assets		1,546,974	1,664,305	1,149,867

LIABILITIES AND GROUP EQUITY
Group equity
Parent's net investment	2	897,578	852,570	387,732
Minority interests	2	45,431	43,947	38,965
		943,009	896,517	426,697

Provisions	11	51,989	53,318	50,164

Long-term liabilities	12	149,760	163,046	108,566

Short-term liabilities	13	402,216	551,424	564,440

Total liabilities and group equity		1,546,974	1,664,305	1,149,867

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED PROFIT AND LOSS ACCOUNTS
For the years ended 31 December in thousands of euros	note	2012	2011	2010
Operating income
Net sales	17	1,608,862	1,378,164	1,153,541
Changes in inventories of finished products and semi-finished products		(3,029)	12,403	10,065
Other operating income	18	14,141	16,591	14,018
Total operating income		1,619,974	1,407,158	1,177,624

Operating costs
Raw material and consumables		680,461	588,702	425,590
Subcontracted work and external expenses		500,660	442,576	384,489
Wages, salaries and social security charges	19	220,421	198,899	181,763
Depreciation, amortisation and impairments of fixed assets	20	72,136	66,548	62,774
Other operating costs	21	20,706	17,002	17,365
Total operating costs		1,494,384	1,313,727	1,071,981

Operating result		125,590	93,431	105,643

Financial income and expenses
Interest income and similar revenues		6,794	12,465	9,917
Income from investments in equity accounting investments		2,314	2,057	1,976
Interest charges and similar expenses		(20,929)	(29,661)	(16,377)
Total financial income and expenses		(11,821)	(15,139)	(4,484)

Income from normal business operations before taxes		113,769	78,292	101,159

Taxes	22	(33,371)	(25,954)	(27,329)

Income after tax		80,398	52,338	73,830

Minority interests		(7,422)	(8,855)	(10,258)

Net Income		72,976	43,483	63,572

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY
For the years ended
31 December
in thousands of euros

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY

Balance on 1 January 2010	353,771	51,787	405,558

Dividend payment (net)	—	(5,594)	(5,594)
Dividend distribution (net)	(24,100)	—	(24,100)
Net change in / (acquisitions of) minority interest	—	(19,871)	(19,871)
Exchange rate differences	(5,511)	2,385	(3,126)
Net income	63,572	10,258	73,830

Balance on 31 December 2010	387,732	38,965	426,697

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY

Balance on 1 January 2011	387,732	38,965	426,697

Capital contribution	442,191	—	442,191
Dividend payment (net)	—	(6,294)	(6,294)
Dividend distribution (net)	(20,400)	—	(20,400)
Net change in/ (acquisitions of) minority interest	—	510	510
Exchange rate differences	(436)	1,911	1,475
Net income	43,483	8,855	52,338

Balance on 31 December 2011	852,570	43,947	896,517

In 2011, an intercompany loan has been transferred within VION Food Group to VION Ingredients (International) Holding B.V.
This has been done by means of a capital contribution.

	TOTAL PARENT’S NET INVESTMENT	MINORITY INTERESTS	TOTAL GROUP EQUITY

Balance on 1 January 2012	852,570	43,947	896,517

Dividend payment (net)	—	(6,469)	(6,469)
Dividend distribution (net)	(21,500)	—	(21,500)
Net change in / (acquisitions of) minority interest	—	745	745
Exchange rate differences	(6,468)	(214)	(6,682)
Net income	72,976	7,422	80,398

Balance on 31 December 2012	897,578	45,431	943,009

The notes form an integral part of these consolidated and combined financial statements

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
For the years ended 31 December
in thousands of euros

2012		2011	2010
Cash flow from operating activities
Operating result	125,590	93,431	105,643
Depreciation, amortisation and impairments	72,136	66,548	62,774
Increase / (decrease) in provisions	(503)	6,923	(2)
(Increase) / decrease in current assets
- trade receivables	(20,185)	(17,623)	(26,570)
- inventories	(17,695)	(22,115)	3,887
- pre-paid expenses and other current assets	(2,860)	(171)	(3,681)
Increase / (decrease) in current liabilities
- trade payables	(8,176)	36,540	22,630
- taxes and social security charges	(4,354)	(5,116)	3,285
- other liabilities and accruals	5,150	9,598	225
Net cash flow from business operations	149,103	168,015	168,191
Financial income received	3,487	14,486	12,043
Financial charges paid	(15,403)	(29,575)	(15,964)
Income tax paid	(35,244)	(28,051)	(33,279)
Net cash flow from operating activities	101,943	124,875	130,991

Cash flow from investing activities
Purchases of intangible fixed assets	(3,749)	(3,955)	(4,118)
Purchases of tangible fixed assets	(71,230)	(67,952)	(58,530)
Disposals of tangible fixed assets	3,117	2,576	9,717
Purchases of financial fixed assets	(69)	—	(270)
Acquisition of group companies Note 4	(2,945)	(29,391)	(37,067)
Net cash flow from investing activities	(74,876)	(98,722)	(90,268)

Payment of dividend to minority shareholders	(6,469)	(6,294)	(5,594)
Net payments to credit institutions loans	(1,594)	(613)	(7,379)
Net payments to credit institutions overdrafts	(135,972)	(49,681)	(109,118)
Net (payments to)/ proceeds from minority shareholder loans	739	280	(1,613)
Change in parent’s net investment	120,458	44,032	(77,346)
Net cash flow from financing activities including effect of exchange rate differences	(22,838)	(12,276)	(201,050)

Increase / (decrease) of cash and cash equivalents	4,229	13,877	(160,327)

Cash and cash equivalents at the start of the year	170,238	155,817	316,144
Cash and cash equivalents of companies acquired / sold	—	544	—
Cash and cash equivalents at year-end	174,467	170,238	155,817

The notes form an integral part of these consolidated and combined financial statements

NOTES TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
as at 31 December 2012, 2011 and 2010
in thousands of euros

1.	General information and basis of presentation
Basis of presentation
VION Ingredients is a consolidation and combination of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V. and VION Ingredients Germany GmbH and certain other subsidiaries and joint venture entities in VION’s Ingredients division, as set out in Annex I, (together hereafter, ”the Company”), companies that constituted a component division owned by VION Holding N.V., a private company situated in The Netherlands. The entities are situated mainly in the Netherlands, Germany, France, Belgium, the United States of America, China, Brazil and Argentina. Prior to the proposed acquisition of the Company by Darling International Inc. (see Note 24 Subsequent events) such entities are owned either directly or indirectly by VION Holding N.V. throughout the periods presented in these consolidated and combined financial statements, unless acquired in the periods presented. During the reporting period all entities mentioned above were under common control of VION Holding N.V.

VION Holding N.V. has two major divisions: VION Food and VION Ingredients:

VION Ingredients
VION Ingredients held worldwide positions in the slaughter by-product markets. VION Ingredients’ core activity is adding value to slaughter by-products, and these are used as high quality ingredients in such highly diverse markets as pharmaceutics, cosmetics, food, feed, energy and technology. VION Ingredients is the global market leader for gelatine, and invests in innovative sustainable processes such as the production of biofuel and bio-phosphates.

VION Food
The product portfolio of the division VION Food comprises fresh pork, beef, and derived convenience food products. These products are brought to consumers via the retail, industrial and ‘out of home’ markets.

These two major divisions are run as separate businesses, but are horizontally integrated through supply agreements. Each division has its own separate management team and functions and generated cash flows independently of each other. VION Financial Services B.V. is maintained as a separate financing division and loans money from and to each of VION Holdings N.V.’s divisions to manage cash flows efficiently and effectively of VION Holding N.V. Whilst such divisions loaned money to and from each other, such amounts have been separately accounted for within the consolidated and combined financial statements in receivables and short-term and long-term liabilities. Management believes that such interest costs allocated to the Company are at arm’s length. Common facility costs are allocated by VION Holding based on certain agreements between the parties and is anticipated to continue beyond 2013 (See Note 24 Subsequent events). Management believes that the consolidation and combination of these entities, inclusive of carve-out costs is appropriate. Such shared costs and other relevant items are discussed below in Note 2 General principles and basis of preparation.

Statement of management’s responsibility
Management is responsible for preparing the consolidated and combined financial statements of the Company as at 31 December 2012, 2011 and 2010 and for each of the years then ended, in conformity with the accounting principles generally accepted in the Netherlands (hereafter “Dutch GAAP”) with a reconciliation from Dutch GAAP to generally accepted accounting principles in the United States of America (“US GAAP”) of consolidated and combined group equity and net income for the two years ending 31 December 2012 and 2011, respectively.

Management is responsible for keeping proper accounting records that disclose the financial position of the Company with reasonable accuracy at any given time, and for identifying and ensuring that the Company complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Company and thus for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Management confirms that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated and combined financial statements and that Dutch GAAP with a reconciliation of group’s equity and net income to US GAAP has been followed as described in the basis of preparation in Note 2 to these consolidated and combined financial statements.

Authorization for issuance
The accompanying consolidated and combined financial statements were authorized for issuance on 3 December 2013 by management of the Company.

2.	General principles and basis of preparation
The principal accounting policies adopted in the preparation of the consolidated and combined financial statements are set out below. The policies have consistently been applied to all the years presented, unless stated otherwise. All of the entities were under common control of management of the Company during the years disclosed.

VION Ingredients' consolidated and combined financial statements have been prepared in accordance with Dutch GAAP with reconciliation to group equity and net income in accordance with US GAAP, for the two years ending 31 December 2012 and 2011, respectively.

The general basis for valuing the assets and liabilities and for determining the result is the historical cost convention. Unless stated otherwise, the assets and liabilities are stated at cost. The consolidated and combined financial statements are presented in Euros.
These consolidated and combined financial statements include the financial data of entities in the VION Ingredients division. Reference is made to the principles for consolidation and combination.

Carve-out allocation methodology

These consolidated and combined financial statements include all results of operations and assets and liabilities of the Company, including certain allocations of corporate expenses (including Information, communication and technology ("ICT") costs, Internal audit costs, Insurance broker costs, Credit management cost and General intragroup services (legal, accounting, treasury and other corporate costs) of VION Holding N.V. and VION N.V. (jointly ‘VION Headoffice’). Management of both VION Headoffice and the Company consider the expense allocations to be reasonable and at arms’ length. These expenses refer to the services provided or the benefits received by the Company. These expenses were historically charged by VION Headoffice during its periods of ownership as the Directors of VION Holding N.V. and charged to each division, including VION Ingredients. However, the consolidated and combined financial information included herein may not reflect the financial position, operating results, changes in group equity and cash flows of the Company in the future or what they could have been had the Company been a separate stand-alone Company during the periods presented.

Supply agreements
As part of the anticipated disposal of the Company by VION Holding N.V., supply agreements between the retained companies of VION Holding N.V. and the VION Ingredients Group have been formalised in 2013. These agreements will become effective as per closing of the anticipated acquisition of the Group by Darling International Inc. ("Closing"). Supply agreements are based on market prices and peer group techniques and are therefore considered by management to be at arm’s length.

Profit and Loss Transfer Agreements Germany
Most of the German entities of the Company entered into Profit and Loss Transfer Agreements with their legal parent (outside of the Company). In this so called German ‘Gewinnabfuhrung’, the net result of a German legal entity is distributed to its legal parent by means of a dividend distribution under 100% Profit and Loss Transfer Agreement. The related amounts in the Company’s consolidated and combined financial statements amount to gross € 30.6 million in 2012 and € 29.0 million and € 34.3 million in 2011 and 2010 respectively and have been included as dividend distributions, net of taxes in group equity.

Receivables Purchase Facility
Via VION Holding N.V., the Company enters into a Receivables Purchase Facility (‘RPF’), in which VION Holding N.V. sells eligible Trade Receivables. The effect on the Ingredients figures is a reclassification of eligible Ingredients Trade Receivables towards an Intercompany receivable towards VION Holding N.V.’s wholly owned VION Financial Services B.V., who acts as the counterparty for the RPF programme. For the purpose of these consolidated and combined financial statement, this reclassification has been reversed. The Company will exit the RPF programme upon Closing.

Central expenses

The consolidated and combined financial statements include certain parent company charges and allocations from VION Headoffice in 2012, 2011 and 2010. These charges, as set out in the table below, comprise certain specific costs incurred by VION Headoffice on behalf of the Group in relation to services provided. The management charges for the years ended 31 December 2012, 2011 and 2010 are included in Other operating costs in the profit and loss account, as follows:

2012    2011    2010

General intragroup services     € 2.7 million    € 2.6 million    € 2.5 million
ICT fees    € 6.4 million    € 5.5 million    € 5.4 million
Internal audit fees    € 0.5 million    € 0.5 million    € 0.5 million
Insurance broker fees    € 0.1 million    € 0.1 million    not applicable
Fee credit management    € 0.1 million    € 0.1 million    not applicable

These allocations are based upon the Company’s added value as a percentage and/or other detailed allocation keys of VION Holding N.V.’s consolidated added value. Management believes that the allocation methodology used is reasonable.

The expenses allocated are not necessarily indicative of the expenses that would have been incurred if the Company had been an independent group and had otherwise managed these functions.

Debt balances

The Company has multiple intercompany accounts both to and from related parties, comprising both trading activity between the parties and loans between the parties (See Note 7, 9, 12 and 13). Trade intercompany related party balances do not incur interest. Loans to and from related parties relate to the funding between these entities. For these loans no repayment schedule was formalized and amounts remained repayable on demand. Interest was calculated and charged based on (1) the respective EURIBOR interest rate, (2) a margin which is linked to the VION Food Group's financial leverage and (3) a margin based on VION Food Group’s financing fees and costs.

The Company also had its own (local) bank borrowings in certain jurisdictions. Over the periods, interest charged on such bank borrowings varied from EURIBOR + 2%. For Chinese facilities, interest charge was China derived from PBOC rates including a mark up.

Income taxes

Under VION Holding N.V.’s ownership, the Company is comprised of separate legal entities that filed separate income tax returns. The deferred tax expense recorded in the consolidated and combined profit and loss account reflect the change in tax assets and liabilities, adjusted for the tax effect of carve-out adjustments, where applicable, to compute the tax expense as if the Company were a separate group subject to the enacted tax legislation in the territories in which it operates.

Parent’s net investment

In addition to movements resulting from the Company’s result and foreign exchange fluctuations, the net investment balance which includes share capital and other equity balances on a combined basis can also fluctuate on an annual basis by virtue of movements in capital contributions and dividends made from the Group to VION Holding N.V. The net impact of these items is categorized as “parent’s net investment”.

3.	Accounting principles
Principles for consolidation and combination

The full consolidation method has been used to prepare the consolidated and combined financial statements of VION Ingredients and its subsidiaries.

The entities which comprise the Company have been under common management and control throughout the periods presented in these consolidated and combined financial statements, but they did not form a legal group during the periods presented. An actual legal VION Ingredients top holding has not yet been established.

The consolidated and combined financial statements of VION Ingredients include the financial data of all entities within the VION Ingredients division (hereafter the 'consolidated entities').

Where some of these companies that make up the Group are in a parent/subsidiary relationship, firstly they have been consolidated under the guidance provided in Dutch GAAP (“intermediate consolidation”). After intermediate consolidation, the entities remaining (including consolidated sub-groups and stand-alone entities), that are all under common control in the periods presented, have been combined by aggregating the assets, liabilities, results, share capital and reserves of the relevant common control entities, after eliminating intercompany balances and unrealized profits between them. Transactions involving the Company and other entities under common control that were not acquired and therefore were not part of this group, are disclosed as transactions with related parties (see Note 2 for further information on related party transactions). Management has used these accounting conventions for the preparation of consolidated and combined financial statements of the Company for purposes of inclusion in a relevant filings to be made with the United States Securities and Exchange Commission. Management has prepared these financial statements on a combined basis as an alternative to the separate presentation of the financial information for the acquired entities which make up the Company.

For the reasons described above, management believes that the presentation of these consolidated and combined financial statements on the basis set out above is appropriate.

The financial data of consolidated entities have been fully included in the consolidated and combined figures, eliminating the VION Ingredients divisional relationships and transactions. Minority interests in equity and results of consolidated entities are stated separately in the consolidated and combined financial statements. Relationships between VION Ingredients and other entities of the VION Holding N.V.’s Group are classified as the 'VION Group'.

Results of newly acquired subsidiaries are included in the consolidated and combined financial statements from the date that control commences.

The results of divestments are included in the consolidated profit and loss account until the date that control ceases.

A summary of entities included in the consolidation of VION Ingredients is included in Annex 1.

Joint ventures

Joint ventures (entities which are jointly controlled) are consolidated using the proportional consolidation method.

Minority interests

For acquisitions, the Company initially recognises any minority interests in the acquiree at the minority interest’s proportionate share of the acquiree’s net assets recorded at fair value.

Minority interests as a component of group equity are presented at the amount of the minorities’ net investment in the companies concerned. If the relevant group company has a negative net equity value, this negative amount is not allocated to the minority interests, unless those minority shareholders are obligated to contribute their proportional share of the deficit and have the means to do so. Otherwise, only after the net equity value of the group company once more becomes positive will its results be recognized in minority interests.

Acquisitions

The financial data of companies acquired in 2012, 2011 and 2010 have been included in the respective consolidated and combined financial statements from the date of acquisition (the "acquisition date").

Goodwill and negative goodwill
Goodwill represents the excess of the cost of a business combination over, the Company’s interest in the fair value of identifiable assets, liabilities and contingent liabilities acquired.

Cost comprised the fair value of assets acquired, liabilities assumed and equity instruments issued, plus any direct costs of acquisition. Cost is identified at the original foreign currency amount translated at the exchange rate applying on the acquisition date. Goodwill and other changes in fair value of assets acquired and liabilities assumed are then held in the currency of the acquiring entity at historic cost and are not pushed down to the functional currency of the acquired entity. Changes in the estimated value of contingent consideration arising on business combinations are treated as an adjustment to cost and, in consequence, resulted in a change in the carrying value of goodwill and other assets and liabilities, where applicable.

The estimated useful life of goodwill on acquired companies is determined for each acquisition, based on the specific market, clients, products, facilities and organisation. This relates mainly to acquired strategic market positions within a relatively stable industry. The amortisation periods are between five and twenty years.

Where the fair value of identifiable assets, liabilities and contingent liabilities exceed the fair value of consideration paid ("negative goodwill"), the excess is capitalized and amortised over the periods in which the non-monetary assets of acquisitions made are recovered, whether through depreciation or sale. The Company is amortising negative goodwill over a period similar to the economic life of the acquired tangible fixed assets. Negative goodwill is recorded within provisions in Other current liabilities.

Subsequent adjustments to original measurements of acquired assets and liabilities
The carrying amounts of assets and liabilities identified in an acquisition are adjusted when additional evidence becomes available to assist with the estimation of the fair value of assets and liabilities at the date of acquisition. Goodwill should also be adjusted if the adjustment is made by the end of the first annual accounting period commencing after the acquisition, provided that it is probable that the amount of the adjustment will be recovered from the expected future economic benefits. Otherwise, the adjustment should be treated as income or expense.

In case of a step up acquisition, goodwill or negative goodwill is determined by comparing the total consideration to the relevant amount of minority share in group equity.

Impairment of goodwill

The Company periodically reviews the amortisation period to determine if events and circumstances warrant revised estimates of the useful lives. Also, at each balance sheet date, management assesses whether there has been a permanent impairment in the value of goodwill by comparing anticipated undiscounted future cash flows from operating activities with the carrying value of goodwill. The factors considered by management in the assessment include operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors.

Foreign currency translation

Transactions entered into by group entities in a currency other than the currency of the primary economic environment in which they operate (their "functional currency") are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in profit or loss.

Exchange gains and losses arising on the retranslation of monetary available for sale financial assets are treated as a separate component of the change in fair value and recognised in profit or loss. Exchange gains and losses on non-monetary available for sale financial assets form part of the overall gain or loss recognised in respect of that financial instrument.

On consolidation, the results of overseas operations are translated into Euros at rates approximating those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill and other fair value adjustments arising on the acquisition of those operations where such acquisition is recorded in the same currency as the acquired business, are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in parent's net investment and accumulated in the foreign exchange reserve.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the group equity as part of the profit or loss on disposal.

Use of estimates

The preparation of the financial statements requires management to form opinions and to make estimates and assumptions that influence the application of principles and the reported values of assets and liabilities and of income and expenditure. Actual results may differ from these estimates. The estimates and the underlying assumptions are constantly assessed. Revisions of estimates are recognised in the period in which the estimate is revised and in future periods for which the revision has consequences.

Hedge accounting

Derivatives are used to hedge currency risks. Cost price hedge accounting is applied to derivatives which are part of an effective hedge relationship. The Company applies hedge accounting on the basis of generic documentation. All derivatives for which hedge accounting is not applied, are valued at the lower of cost and market value.

Netting

Assets and liabilities are netted in the consolidated and combined financial statements, but only if and to the extent that:
- there is an enforceable legal right to settle the asset and liability simultaneously;
- there is an intention to settle the balance as such or to settle both items simultaneously.

Goodwill

Goodwill which represents the fair value of consideration paid for the purchase of a subsidiary less the fair value of the assets acquired (including intangible assets) and liabilities assumed, is capitalised as an intangible asset and written off to the profit and loss account over its estimated useful life (which is up to a maximum of twenty years) and is subject to an impairment test.

Intangible fixed assets other than goodwill

Intangible fixed assets acquired from third parties are valued at acquisition price less accumulated amortisation and, if applicable, impairments.

Intangible fixed assets are amortised following the straight-line method according to their estimated useful life, up to a maximum of twenty years.

The estimated useful life is as follows:
- software	3 to 7 years
- other separated intangibles	3 to 20 years

Other separated intangible fixed assets comprise land use rights in China, intellectual property rights, customer relationships, supplier relationships, trade names, patents and permits.

Tangible fixed assets

Tangible fixed assets are valued at cost less depreciation and, if applicable, impairments. Depreciation on assets under construction does not commence until they are complete and available for use. The depreciation is based on the estimated useful life and is calculated on the basis of a fixed percentage of the cost, taking into account a possible residual value.

The estimated useful life is as follows:
- buildings	25 to 40 years
- plant and equipment	10 to 12.5 years
- other business assets	3 to 10 years

Depreciation starts at the time of first use. Land is not subject to depreciation.

Assets no longer in use are measured at the lower of book value and market value. Impairments in the financial year are directly subtracted from the book value.

Investment grants received are deducted from the relevant tangible fixed assets and therefore released into the profit and loss account simultaneously with the depreciation of the tangible fixed assets to which the investment grant was received initially.

Costs of maintenance are charged to the profit and loss account when they occur.

Financial fixed assets

Investments in equity accounting investments where a significant influence is exerted on the operational and financial policies are valued at net asset value. This has been calculated by valuing the assets, provisions and liabilities and calculating the result on the basis of the prevailing accounting principles of VION Ingredients.

Investments where no significant influence is exerted on the operational and financial policies are valued at cost and, if applicable, less impairments.

Deferred tax assets are recognised to the extent that future taxable profits against which the assets can be utilised are expected to be available, with a planning period consistent with the sectors in which VION Ingredients operates. These deferred tax assets are stated at face value and the majority can be characterised as long-term.

Upon recognition, receivables from and loans to participating interests as well as other receivables are stated at their fair value and consequently at amortised cost, less any provisions that are considered to be necessary.

Impairment of tangible and intangible fixed assets

For cash flow generating units of which the results do not meet expectations, the present value of future cash flows is calculated. This calculation is made each year, using the weighted average cost of capital (WACC). Depending on the outcome, the valuation of the aggregate of assets (intangible, tangible and financial) is adjusted.

At the balance sheet date, the Company undertakes an annual reassessment of whether there are any indications that a tangible fixed asset, or group of assets, could be subject to impairment. If there are such indications, the recoverable amount of the asset concerned is estimated. If this is not possible, the recoverable amount of the cash-generating unit to which the asset belongs is identified. An asset is subject to an impairment provision if its book value is higher than its recoverable amount; the recoverable amount is the higher of the net realizable value through sale, or the value to the business from continued use. The net realizable value is determined by reference to current conditions in an active market. The value to the business from continued use is determined by using a discounted expected cash flow model.

An impairment provision, calculated as the difference between book value and the recoverable amount, is recognized as an expense.

Reversals of impairments are accounted for in a similar manner to the initial impairment. If it is established that a previously recognized impairment no longer applies or has declined, the increased carrying amount of the asset in question is not set higher than the carrying amount that would have been determined had no asset impairment been recognized.

Where there is a legal obligation on the Company to remove or retire an asset, the present value of the expected costs of disposal are recorded as part of the cost of the asset, together with the recognition of the future liability. The costs are included in the periodic depreciation charge for the asset, based on its economic useful life. At 31 December 2012, 2011 and 2010 the Company had no material legal or contractual obligations of this type.

Financial instruments

Financial instruments include both primary financial instruments, such as receivables and liabilities, and financial derivatives. Further information on the accounting principles for the primary financial instruments can be found in the explanations of the individual balance sheet items.

Derivatives

Cost-price hedge accounting is applicable for foreign currency transactions. Currency positions (both committed and anticipated) of VION Ingredients are hedged by forward contracts and currency swaps. Changes in the fair value of derivatives that are designated and qualified for hedge accounting are included in the profit and loss account, at the same time when foreign currency gains and losses on hedged items affect the profit and loss account. The foreign currency component of the forward exchange contracts that acts like hedge-instrument on coverage of future transactions, is valued at cost price as long as the hedged item in the balance sheet is not recorded. On balance sheet, derivatives are included within Other current assets and Other current liabilities.

Inventories

Inventories are valued at the lower of cost and market value. Inventories of finished products and semi-finished products are valued at cost plus production costs incurred. Included are the costs of raw materials and consumables, direct production costs and a proportional share of general production costs, taking the stage in the production process into account. If necessary, the valuation includes a reduction for obsolescence.

Receivables

At initial recognition, the receivables are stated at their face value, less the provisions for doubtful debts if necessary. These provisions are determined on the basis of individual assessments of the receivables.

Cash and cash equivalents

Cash and cash equivalents are recognized at face value and are at the free disposal of VION Ingredients unless stated otherwise. Cash balances amounting to 2012: € 11.1 million, 2011: € 10.0 million, 2010: € nil are restricted unless certain conditions are met. Based on the restrictions, these funds cannot be used to fund operations or to settle any of the current or future liabilities until twelve months after balance sheet date.

Provision for deferred tax liabilities

The provision for deferred tax liabilities is recognised for obligations arising from the difference between the economic valuation of assets and liabilities in the consolidated and combined financial statements and the valuation for tax purposes.

The provision is stated at face value on the basis of the applicable tax rate.

Pension provisions

For its employees in the Netherlands, VION Ingredients has entered into a pension scheme with pension benefits based on modified salary levels. This pension scheme is executed by the pension fund Stichting Pensioenfonds Son. The contributions due for the financial year are charged to the income statement in the period incurred. An accrual is recognised for the contributions that have to be paid on the balance sheet date. Since these liabilities can be characterised as short-term, they are stated at face value. The risks of salary increases, price indexation and investment results on the fund's capital may lead to future changes to the annual contributions to the pension funds. These risks are not expressed in a provision included in the balance sheet.

In the event of a deficit of the pension funds, VION Ingredients has no obligations to make any additional payments other than higher future pension contributions. At present, the funds' funding ratio is below required level. The consequences for VION Ingredients are not known yet except that VION Ingredients contributes in additional pension payments (as part of the restore plan of the fund). VION Ingredients has recorded a provision for these additional pension contributions. Stichting Pensioenfonds Son is part of Interpolis Solidair Pensioen. The funding ratio is 93.6% at balance sheet date.

Outside the Netherlands, VION Ingredients has various other pension schemes. In case of a defined benefit pension scheme, pension obligations resulting from these foreign pensions schemes are measured at the best estimate of constructive and legally enforceable obligations at the balance sheet date. This relates to obligations to both (local) pension funds and existing and former employees. These best estimates result from an actuarial calculation based on actuarial principles which are generally acceptable in the Netherlands.

Other provisions

Provisions (including reorganisation provisions, within other provisions) are recorded for legally enforceable or constructive obligations that exist at the balance sheet date, the settlements of which are likely to require an outflow of resources, the extent of which can be reliably estimated.

Provisions are measured at management’s best estimate of the amounts required to settle the obligations as at the balance sheet date, discounted at a pre-tax rate reflecting current market assessment of the time value of money and risks specific to the liability.

The majority of the provisions can be characterised as long-term.

Long-term liabilities

Long term borrowings are recorded at the amount received adjusted for any premium or discount, and net transaction costs. The transaction costs are those expenses directly incurred in raising the finance. The difference between the carrying value and the ultimate redemption value, together with the interest payable, is recognized as the effective interest cost in the statement of income over the term of the borrowing.

Interest on borrowings is capitalized to the extent it relates to finance required while an asset is in the course of construction. The interest to be capitalized is calculated based on the interest payable on loans specifically taken out to finance the construction phase, and on the weighted average interest rates applying to loans outstanding, though not specifically arranged for the purpose of the asset’s construction, in proportion to the asset’s cost and period of construction.

Short-term liabilities

Short-term liabilities have an expected duration of a maximum of one year.

Accounting for leases

Where the Company leases certain tangible fixed assets and has substantially assumed the risks and rewards of ownership of these assets, the lease is accounted for as a finance (or capital) lease. At inception of the lease contract, the assets are capitalized in the balance sheet at their fair values, or the present value of the guaranteed minimum lease payments, if lower. Lease payments are split on an annuity basis between capital redemption and interest, based on the marginal cost of borrowing of the Group company that leases the asset. The lease obligations, excluding the interest element, are reported as long term liabilities, except for the amount due within twelve months of the balance sheet date, which is reported in current liabilities. The interest component of the lease payment is charged to the profit and loss account. Leased assets are depreciated over their remaining useful economic lives or the lease term, if shorter.

Lease contracts that do not substantially transfer the risks and rewards of ownership of the assets to the Company are classified as operating leases. Payments due under operating leases, including scheduled rent increases, but net of any reimbursements received from the lessor, are recognized on a straight line basis in the profit and loss account over the term of the contract, including any rent-free period. Rentals that are contingent on some future event or index are recognized when their payment becomes probable.

Net sales

Net sales as stated in the profit and loss account consist of the revenue from goods and services supplied to third parties less customer discounts (excluding payment discounts) and excluding sales taxes.

Revenues from the sale of goods are recognised when the risks and rewards of the goods have been transferred to the customer. The respective costs of these goods are recognised in the same period.

Other operating income

Other operating income includes book profits on assets sold, revenues for research and development, commissions, bonuses, grants, transport and rental income.

Dividends

Dividends relate mainly to dividends to minority shareholders. Dividends are recorded when declared.

Accounting principles for the cash flow statement

The cash flow statement is prepared by using the indirect method. The cash flow consisting of the operating result plus the depreciation costs is presented individually in this statement. Distributed dividends are included in the cash flow from financing activities.

The payments for interest on long-term loans are included in the cash flow from operating activities and the capital repayments of long-term loans are included as cash flow from financing activities. Foreign currency cash flows are converted at an estimated average exchange rate. Income and expenditure pursuant to interest and corporate income taxes are included in the cash flow from operating activities. Changes in parent's investment contains all intra-group funding relationships and other short-term receivables and payables balances.

Dividends relate mainly to dividends to minority shareholders. Dividends are recorded when declared.

4.	Acquisitions
The following companies were acquired/established in 2012:

•	establishment of Sonac Almere B.V. (Netherlands), 17 January 2012,

•	establishment of Sonac Australia PTY Ltd (73% of these shares are owned by VION Ingredients), which acquired the assets and liabilities of BAIC Protein Pty. Ltd (Australia), 24 February 2012,

•	establishment of Rousselot Jellice K.K. (51% of the shares are owned by VION Ingredients) (Japan), 22 March 2012,

•	establishment of CTH do Brasil Consultaris em Negócios LTDA (Brasil), 5 April 2012.

With regards to the acquisition of BAIC Protein Pty. Ltd, the purchase price amounted to AUD 3.8 million (€ 3.0 million). No goodwill was identified. The Company gained, directly and indirectly, 73% of the voting rights.

The following companies were acquired/established in 2011:

•	establishment of Sonac Mering, which has acquired certain assets and liabilities of Berndt Gruppe (Germany), 14 March 2011 for the purchase price of € 4.0 million, which did not lead to any goodwill,

•	acquisition of 100% of the shares in ADEPS Lebensmittel Import- und Handels GmbH (Germany), 18 May 2011,

•	acquisition of 100% of the shares in LARU-Langslepen & Ruckebier GmbH & Co KG Import und Handels GmbH (Germany), 18 May 2011,

•	the Group acquired the Customer list of of Belgras (Belgium), 30 May 2011 for a purchase price of € 1.8 million,

•	acquisition of 100% of Eastman Gelatine Corporation (United States of America), 30 December 2011.

With regards to the acquisition of ADEPS/LARU the purchase price amounted to € 4.0 million. No goodwill was identified. The Company gained, directly and indirectly, 100% of the voting rights.

With regards to the acquisition of Eastman Gelatine the purchase price amounted to USD 24.0 million (€ 18.5 million) of which USD 18 million was paid in cash with a contingent consideration payment of USD 6 million which was recognized on a discounted basis as part of the purchase price on acquisition. Purchase price was increased by € 1.1 million during the period for changes in net working capitial. Negative goodwill of USD 6.4 million was identified. The Company gained, directly and indirectly, 100% of the voting rights.

The following companies were acquired/established in 2010:

•	Ingredients acquired the assets of Innovative Proteins in Maquoketa (United States of America), 24 May 2010,

•
Furthermore, an agreement was reached with the minority shareholder regarding the purchase of 35% of the shares in Rousselot Gelatinas do Brasil SA (30 September 2010), which has led to Ingredients owning 100% of the shares.

With regards to the acquisition of Innovative Proteins, purchase price amounted to USD 5.7 million. An amount of € 0.8 million of other separated intangibles was identified. The Company gained, directly and indirectly, 100% of the voting rights.

With regards to the acquisition of the remaining 35% of Rousselot Gelatinas do Brasil SA, purchase price amounted to
BRL 78.8 million (€ 34 million). An amount of € 15.5 million of goodwill was identified as the difference between the purchase price and the book value of minority interests at acquisition date. This is recognized as goodwill under Dutch GAAP. The Company gained, directly and indirectly, 100% of the voting rights.

5.	Intangible fixed assets

Movements in intangible fixed assets were as follows:

Balance on 1 January 2012	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Purchase price	124,456	23,686	96,428	244,570
Cumulative depreciation and amortisation	54,386	16,272	70,618	141,276
Book value	70,070	7,414	25,810	103,294
Changes to the book value
Acquisitions	—	1,734	2,110	3,844
Reclassification	9,481	183	(12,178)	(2,514)
Impairment	(244)	—	—	(244)
Depreciation and amortisation	(5,990)	(3,325)	(2,743)	(12,058)
Exchange rate differences	(2,244)	(15)	535	(1,724)
Movements	1,003	(1,423)	(12,276)	(12,696)
Balance on 31 December 2012
Purchase price	126,364	25,449	86,802	238,615
Cumulative depreciation and amortisation	55,291	19,458	73,268	148,017
Book value	71,073	5,991	13,534	90,598

In 2012, a reclassification of € 2.5 million was recorded between Intangible fixed assets and Tangible fixed assets following the finalisation of the purchase price allocation and acquisition balance sheet of Eastman Gelatine Corporation (United States of America), which was acquired in 2011. Reference is made to Note 4 and Note 6.

Balance on 1 January 2011	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Purchase price	124,510	22,870	92,907	240,287
Cumulative depreciation and amortisation	47,681	13,001	63,028	123,710
Book value	76,829	9,869	29,879	116,577
Changes to the book value
Acquisitions of group companies	1,928	46	125	2,099
Acquisitions	—	1,168	2,787	3,955
Reclassification	(1,278)	(13)	(501)	(1,792)
Depreciation and amortisation	(6,671)	(3,643)	(7,017)	(17,331)
Exchange rate differences	(738)	(13)	537	(214)
Movements	(6,759)	(2,455)	(4,069)	(13,283)
Balance on 31 December 2011
Purchase price	124,456	23,686	96,428	244,570
Cumulative depreciation and amortisation	54,386	16,272	70,618	141,276
Book value	70,070	7,414	25,810	103,294

In 2011, a negative amount of goodwill of € 2.6 million was recorded following the finalization of the purchase price allocation of Rousselot Gelatinas do Brasil SA. In 2010, the shareholding in Rousselot Gelatinas do Brasil SA was increased from 65% to 100%.

Balance on 1 January 2010	GOODWILL	SOFTWARE	OTHER SEPARATED INTANGIBLES	TOTAL
Purchase price	108,080	19,408	87,438	214,926
Cumulative depreciation and amortisation	45,574	9,802	52,669	108,045
Book value	62,506	9,606	34,769	106,881
Changes to the book value
Acquisition of group companies	15,529	—	—	15,529
Acquisitions	—	3,467	708	4,175
Depreciation and amortisation	(3,641)	(3,214)	(7,210)	(14,065)
Exchange rate differences	2,435	10	1,612	4,057
Movements	14,323	263	(4,890)	9,696
Balance on 31 December 2010
Purchase price	124,510	22,870	92,907	240,287
Cumulative depreciation and amortisation	47,681	13,001	63,028	123,710
Book value	76,829	9,869	29,879	116,577

6.	Tangible fixed assets

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2012
Purchase price	263,850	790,774	106,731	31,483	1,192,838
Cumulative depreciation	136,919	574,156	89,404	8	800,487
Book value	126,931	216,618	17,327	31,475	392,351
Changes to the book value
Acquisition of group companies	1,029	2,095	58	—	3,182
Acquisitions	3,925	11,124	4,103	52,078	71,230
Disposals	(89)	(1,206)	(453)	(1,625)	(3,373)
Reclassification	5,539	36,474	5,883	(40,728)	7,168
Impairment	(242)	(5,920)	(195)	(1,249)	(7,606)
Depreciation	(8,164)	(37,476)	(6,588)	—	(52,228)
Exchange rate differences	(1,580)	(2,866)	(233)	(224)	(4,903)
Movements	418	2,225	2,575	8,252	13,470
Balance on 31 December 2012
Purchase price	259,013	753,502	116,771	39,737	1,169,023
Cumulative depreciation	131,664	534,659	96,869	10	763,202
Book value	127,349	218,843	19,902	39,727	405,821

The reclassification of € 7.2 million is a result of the adjustment of tangible fixed assets, following the finalisation of the purchase price allocation and acquisition balance sheet of Eastman Gelatine Corporation (United States of America), which was acquired in 2011. Reference is made to Note 4 and Note 5.

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2011
Purchase price	224,435	667,480	116,939	20,884	1,029,738
Cumulative depreciation	107,696	464,195	98,443	—	670,334
Book value	116,739	203,285	18,496	20,884	359,404
Changes to the book value
Acquisition of group companies	7,018	9,318	162	—	16,498
Acquisitions	3,491	13,083	1,942	49,436	67,952
Disposals	(181)	(1,551)	(198)	(946)	(2,876)
Reclassification	6,802	26,371	4,206	(38,167)	(788)
Impairment	—	—	—	(10)	(10)
Depreciation	(7,288)	(34,774)	(7,145)	—	(49,207)
Exchange rate differences	350	886	(136)	278	1,378
Movements	10,192	13,333	(1,169)	10,591	32,947
Balance on 31 December 2011
Purchase price	263,850	790,774	106,731	31,483	1,192,838
Cumulative depreciation	136,919	574,156	89,404	8	800,487
Book value	126,931	216,618	17,327	31,475	392,351

	BUILDINGS AND LAND	PLANT AND EQUIPMENT	OTHER BUSINESS ASSETS	FIXED BUSINESS ASSETS UNDER CONSTRUCTION	TOTAL
Balance on 1 January 2010
Purchase price	203,421	628,418	122,634	22,815	977,288
Cumulative depreciation	96,625	438,011	97,349	142	632,127
Book value	106,796	190,407	25,285	22,673	345,161
Changes to the book value
Acquisition of group companies	1,267	1,911	(11)	—	3,167
Acquisitions	7,970	14,889	3,709	31,962	58,530
Disposals	(3,471)	(824)	(4,568)	(494)	(9,357)
Reclassification	8,287	24,588	1,056	(33,931)	—
Depreciation	(6,920)	(34,474)	(7,316)	—	(48,710)
Exchange rate differences	2,810	6,788	341	674	10,613
Movements	9,943	12,878	(6,789)	(1,789)	14,243
Balance on 31 December 2010
Purchase price	224,435	667,480	116,939	20,884	1,029,738
Cumulative depreciation	107,696	464,195	98,443	—	670,334
Book value	116,739	203,285	18,496	20,884	359,404

Investment grants are granted for sustainable investments. These investment grants are deducted from the relevant tangible fixed assets. At the end of 2012, the total of these investment grants amounted to € 1.2 million in 2012, € 1.4 million in 2011 and € 0.5 million in 2010.

Other business assets relate mainly to trucks and trailers and other machinery.

7.	Financial fixed assets

	2012	2011	2010

Investments in equity accounting investments	11,211	11,623	12,052
Loans to VION Group	9,998	9,783	10,157
Deferred tax assets	9,643	5,892	5,928
Other receivables	1,049	689	543
Balance on 31 December	31,901	27,987	28,680
Investments in equity accounting investments
Movements during the financial year were as follows:	2012	2011	2010

Balance on 1 January	11,623	12,052	11,675
Acquisition and first consolidation of equity investees	—	13	—
Sale and deconsolidation of equity investees	—	(25)	—
Share in the result	2,314	2,057	1,976
Dividend payment	(2,719)	(2,474)	(2,041)
Exchange rate differences	(7)	—	442
Balance on 31 December	11,211	11,623	12,052

This relates to the following investments with a stake of 20% or higher:
	RELATIVE STAKE

ASAP s.r.o., Vez (Czech Republic)	40.00%
ASAVET a.s., Birkov (Czech Republic)	40.00%
Berndt GmbH, Oberding (Germany)	21.50%
Berndt Besitz GmbH & Co KG, Oberding (Germany)	21.50%
Berndt Verwaltungs GmbH, Oberding (Germany)	21.50%

Loans to VION Group
Movements were as follows:	2012	2011	2010

Balance on 1 January	9,783	10,157	24,701
New loans	215	124	6,844
Redeemed / claimable	—	(310)	(22,207)
Exchange rate differences	—	(188)	819
Balance on 31 December	9,998	9,783	10,157

An interest rate of 0.3% is charged on loans to VION Group in 2012 and 2011 and 1.1% in 2010.

Deferred tax assets
Movements were as follows:	2012	2011	2010

Balance on 1 January	5,892	5,928	6,254
Charged to / release from the result	3,974	188	(103)
Exchange rate differences	(223)	(224)	(223)
Balance on 31 December	9,643	5,892	5,928

At the end of 2012, there were losses at group companies of approximately € 81 million, 2011: € 80 million, 2010: € 84 million, with an (in) definite carry forward term. Of this amount net operating losses amounting to € 10 million is accounted for as a deferred tax asset of € 4 million.

Other receivables
This relates to loans and mortgages issued (including loans to employees) .

Movements were as follows:	2012	2011	2010

Balance on 1 January	689	543	650
New loans	604	325	142
Redeemed / claimable	(243)	(182)	(250)
Exchange rate differences	(1)	3	1
Balance on 31 December	1,049	689	543

8.	Inventories

	2012	2011	2010

Raw materials and consumables	33,033	26,584	20,311
Work in progress	12,925	7,075	6,716
(Semi-) finished products	145,132	140,656	115,256
Other	11,402	13,385	12,355
Balance on 31 December	202,492	187,700	154,638

This includes inventories valued at lower of cost and market value of 2012: € 8.2 million, 2011: € 5.9 million and 2010: € 1.2 million.

9.	Receivables

	2012	2011	2010

Trade receivables third parties	205,848	165,318	162,584
Trade receivables VION Group	801	4,148	3,261
Taxes receivables	25,438	26,037	20,872
Other receivables and other assets	23,146	20,935	19,121
Other receivables VION Group	386,462	566,297	128,913
Balance on 31 December	641,695	782,735	334,751

The other receivables VION Group include the Intercompany loan portfolio towards VION Holding N.V.’s subsidiary VION Financial Services B.V. and subsidiaries in the Food divisions.

10.	Cash and cash equivalents
Cash balances amounting to 2012: € 11.1 million, 2011: € 10.0 million, 2010: no restrictions, are restricted unless certain conditions are met. Based on the restrictions these funds cannot be used to fund operations or to settle any of the current or future liabilities until twelve months after balance sheet date.

11.	Provisions

	2012	2011	2010

Deferred tax obligations	24,927	25,271	28,873
Pension obligations	11,495	10,129	8,930
Other provisions	15,567	17,918	12,361
Balance on 31 December	51,989	53,318	50,164

	2012	2011	2010
Deferred tax obligations
Balance on 1 January	25,271	28,873	29,519
Charged to the result	2	(3,900)	(216)
Exchange rate differences	(346)	298	(430)
Balance on 31 December	24,927	25,271	28,873

Pension liabilities
These are provisions for pension plans, pre-pension and early retirement schemes, as well as jubilee and leave arrangements. These provisions are typically long-term.
Pension plans can generally be characterised as defined contribution based on moderate average wage arrangements and conditional indexation. A limited number of pension schemes are classified as defined benefit. For these pension schemes pension liabilities are recognized at the balance sheet.

The movements in these pension liabilities were as follows:	2012	2011	2010
Balance on 1 January	10,129	8,930	10,350
Charged to the result	2,271	1,849	823
Released to the result	(652)	(494)	(922)
Utilized for the intended purpose	(152)	(212)	(1,376)
Exchange rate differences	(101)	56	55
Balance on 31 December	11,495	10,129	8,930

Other provisions	2012	2011	2010
Balance on 1 January	17,918	12,361	10,614
Acquisition of group companies	—	4,072	(8)
Charged to the result	3,579	4,118	5,407
Released from the result	(3,921)	(1,701)	(2,390)
Usage for the intended purpose	(1,581)	(708)	(1,538)
Reclassification	(434)	—	—
Exchange rate differences	6	(224)	276
Balance on 31 December	15,567	17,918	12,361

The other provisions include provisions for reorganisation and restructuring expenses of 2012: € 1.9 million, 2011: € 3.5 million, 2010: € 3.8 million. These provisions are mainly short-term. The remainder relates mainly to provisions for legal claims.

12.	Long-term liabilities

	2012	2011	2010
Amounts owed to credit institutions	5,453	7,047	7,660
Amounts owed to VION Group	136,002	148,433	93,620
Amounts owed to minority shareholder	8,305	7,566	7,286
Balance on 31 December	149,760	163,046	108,566

The interest charged to internal counterparties for intercompany borrowings is based on (1) the respective EURIBOR interest rate plus (2) a margin which is linked to the VION Food Group's financial leverage plus (3) a margin based on the VION Food Group's financing fees and costs.

13.	Short-term liabilities

	2012	2011	2010
Amounts owed to credit institutions and other interest-bearing liabilities	75,899	211,769	260,820
Repayment on long-term loans	2,617	2,719	3,349
Trade creditors third party	99,637	110,852	82,600
Trade creditors VION Group	18,510	20,169	13,469
Taxes and social security charges	28,222	30,780	28,757
Other liabilities and accrued liabilities	89,242	77,202	65,382
Other liabilities VION Group	88,089	97,933	110,063
Balance on 31 December	402,216	551,424	564,440

Within the Other liabilities and accrued liabilities, an amount of € 4.3 million in 2012, 2011: € nil million, 2010: € nil million, is included with a long term character which relates to negative goodwill originated at the acquisition of Eastman Gelatine in 2011.

14.	Liabilities owed to credit institutions

Via VION Financial Services B.V., VION Ingredients has access to a € 1.1 billion committed group credit facility, established in
December 2010, amended in October 2012. The facility was arranged by a syndicate of 11 banks.
In addition to the above-mentioned credit facilities, VION Ingredients has access to several local, smaller bilateral and uncommitted facilities. For the use of above mentioned group facilities, VION Ingredients is charged a variable interest rate, including costs, by VION Financial Services B.V. The other facilities also have a variable interest rate based on local interbank rates.
VION Ingredients provided the following (partial and total) collateral for the credit facilities:

•	interests in shares of subsidiaries

•	VION Group receivables

•	mortgage registration of € 135 million on buildings, land, machines and installations - other operating assets, non-productive assets and inventories

•	intellectual properties, recorded within the other intangible assets

•	trade receivables

•	cash and cash equivalents

15.	Objectives and policies regarding control of financial risks

The Company does not purchase or hold financial derivative instruments for trading purposes and uses derivative financial instruments principally to manage its foreign currency risks. Derivative financial instruments qualify for cost price hedge accounting. Therefore, gains or losses arising from changes in fair value of derivatives are recognized in the profit and loss account where these changes offset a corresponding change in fair value of the hedged items. The ineffectiveness of the hedge is taken into account in the profit and loss.

Interest rate risk

The interest rate risk of VION's Group credit facility (as set out in note 14) is hedged by VION Financial Services B.V. VION Financial Services B.V. is a wholly owned subsidiary of VION Holding N.V. and acts as the in house bank throughout the VION Group of which Ingredients was a division. The interest rate risk of VION Ingredients' limited local facilities is not hedged.

Currency risk

The Company is exposed to currency risk in the following areas:

•	transactional exposures, such as forecasted sales and purchases, and on-balance-sheet receivables or payables resulting from such transactions,

•	translation exposure of foreign currency of VION Ingredients' external debt and deposits (if hedged, handled by VION Financial Services B.V.),

•	translation exposure of equity invested in consolidated foreign entities (if hedged, handled by VION Financial Services B.V.),

•	translation exposures of net income in foreign entities (if hedged, handled by VION Financial Services B.V.).

At year-end 2012, the notional value of foreign exchange currency contracts, in American dollars and British pounds, amounted to a total of negative € 31.4 million net, 2011: negative € 20.3 million net and 2010: € 3.5 million net . The fair value at the end of 2012 amounted to € 0.5 million as asset, 2011: negative € 1.0 million as liability and 2010: positive € 0.1 million as asset.

16.	Contingent assets and liabilities not shown in the balance sheet

A number of foreign group companies have long-term total commitments related to the rental and operational leasing of assets. The composition of these commitments with respect to expiration is as follows:

•	< 1 year: 2012: € 3.6 million, 2011: € 2.9 million, 2010: € 2.2 million

•	1 to 5 years: 2012: € 6.4 million, 2011: € 5.3 million, 2010: € 4.5 million

•	5 years: 2012: € 0.8 million, 2011: € 2.1 million, 2010: € 1.9 million
Group companies have issued bank guarantees amounting to 2012: € 6.2 million, 2011: € 2.4 million, 2010: € 5.9 million, mainly to government agencies.
Within the group, short-term commitments of € 3.4 million in 2012 have been entered into regarding current investments, 2011 and 2010: € 0 million.
The Company has signed a contract to acquire the remaining 33.33% of the shares of CTH Vastgoed B.V. and CTH GmbH per 1 January 2014. The purchase price amounts to € 21.0 million.
The Company has agreed with the minority shareholders of SNP Handels- und Beteiligungs GmbH that they will receive an additional dividend payment of € 5.4 million. Since the terms and conditions of this additional payment have not yet been finalised (including the accounting treatment), this liability is not yet recorded in the balance sheet.
The Company has agreed in 2012 with the minority shareholders of C.T.H. Vastgoed B.V. that they will receive a dividend payment of € 2.6 million for 2012 and € 2.6 million for 2013. Since these dividends are not yet declared, these amounts are not yet recorded separately in the balance sheet, but still included in minority interests within equity.
Legal actions have been brought forward against the Company and/or its group companies, which are being contested. Although the outcome of these disputes cannot be predicted with any certainty, based on legal advice and available information it is assumed that these actions will not have significant effect on the consolidated and combined financial position.

17.	Net sales

The geographical composition of the sales is as follows:	2012	2011	2010
Europe:
- The Netherlands	244,948	253,747	226,723
- Germany	243,357	237,233	201,674
- Belgium	106,291	98,691	84,113
- Italy	53,298	58,381	43,553
- Other EU countries	277,822	231,485	175,904
- United Kingdom	64,420	54,064	45,938
- Other non-EU countries	41,954	32,619	27,454
	1,032,090	966,220	805,359
United States of America	147,401	86,397	70,757
Mexico	12,030	9,023	8,403
Canada	4,100	3,773	3,512
Asia	316,641	252,016	207,753
Other countries	96,600	60,735	57,757
Total	1,608,862	1,378,164	1,153,541

18.	Other operating income
Other operating income includes miscellaneous categories of other operating income items. These include: commissions, bonuses, and grants for an amount of 2012: € 3.6 million, 2011: € 0.5 million, rental income of 2012: € 1.0 million, 2011: 4.0 million, 2010: € 0.2 million, and transport revenues for an amount of 2012: € 7.9 million, 2011: € 3.2 million, 2010: € 3.0 million. Furthermore, this item consists of book profits on assets sold of 2012: € 0.4 million, 2011: € 0.3 million, 2010: € nil.

19.	Wages, salaries and social security charges

The composition of the personnel costs is as follows:	2012	2011	2010

Wages and salaries	148,084	131,301	122,136
Social security charges and other personnel costs	47,588	42,006	37,769
Pension costs	4,691	5,783	4,493
	200,363	179,090	164,398
Wage costs third parties	20,058	19,809	17,365
Total	220,421	198,899	181,763

At the end of 2012, 5,301 staff members, expressed in FTE, were employed within the Company, 2011: 5,206, 2010: 4,911. In 2012, the average number of group employees was 5,254, 2011: 5,076, 2010: 4,920. In addition, in 2012, an average of 311 employees, 2011: 308, 2010: 373 of third parties were active within the Company.

The number of employees (FTE's) can be divided by country as follows:	2012	2011	2010
The Netherlands	756	736	711
Germany	694	705	620
Belgium	416	430	441
France	307	310	314
China	1,981	2,028	1,786
Brasil	316	313	360
United States	228	121	119
Other countries	603	563	560
Total	5,301	5,206	4,911

20.	Depreciation, amortisation and impairments of fixed assets

	2012	2011	2010
Depreciation intangible fixed assets	12,058	17,342	14,064
Depreciation tangible fixed assets	52,228	49,206	48,710
Impairments intangible fixed assets	244	—	—
Impairments tangible fixed assets	7,606	—	—
Total	72,136	66,548	62,774

21.	Other operating costs

This includes lease costs for buildings for an amount of 2012: € 4.9 million, 2011: € 5.8 million, 2010: € 2.4 million, management fees for an amount of 2012: € 5.2 million, 2011: € 5.1 million, 2010: € 4.4 million, costs for gifts and entertainment 2012: € 1.9 million, 2011: € 1.1 million, 2010: € 0.9 million as well as the effect of changes in provisions.

22.	Taxes

In 2012, the effective tax rate on normal business operations amounted to positive 29.3%, 2011: positive 33.2%, 2010: positive 27.0%. The level of the effective tax rate is related, among other issues, to the tax rate in the countries in which the Company is active and to the use of existing loss compensation possibilities. Starting with the nominal Dutch tax rate, the build-up of the effective tax rate can be explained as follows:

	2012	2011
Nominal tax rate in the Netherlands	25.0%	25.0%
Effect of different foreign tax rates	6.3%	3.2%
Weighted average	31.3%	28.2%

Taxes on results of previous years	(1.5)%	1.5%
Change in valuation of losses with compensation possibilities	(0.6)%	(0.2)%
Change in valuation of temporary differences	1.9%	0.0%
Tax exempted/non-deductible results shareholdings	1.3%	(1.3)%
Non-deductible expenses	3.8%	7.5%
Tax exempted profits	(2.8)%	(0.6)%
Withholding taxes	0.6%	0.7%
Other tax effects	(4.7)%	(2.6)%

Effective tax rate	29.3%	33.2%

23.	Related parties

All transactions with related parties are executed at arm’s length. Reference is made to Note 2.

24.	Subsequent events

On 5 October 2013, Darling and VION Holding N.V., a Dutch limited liability company ("VION"), entered into a Sale and Purchase Agreement (the "SPA"), pursuant to which Darling will acquire all of the shares of VION Ingredients Nederland (Holding) B.V., VION Ingredients International (Holding) B.V., and VION Ingredients Germany GmbH (collectively, the "VION Companies") for approximately € 1.6 billion, upon the terms and subject to the conditions set forth in the SPA. Each of the VION Companies is a wholly-owned subsidiary of VION. At the consummation of the contemplated transaction, the VION Companies will directly or indirectly own all of the shares of the VION subsidiaries in VION’s Ingredients division and the interests in various operating joint ventures in VION’s Ingredients division (collectively, the "Group Companies"). The Group Companies together conduct the business of the development, production, and marketing and sale of products of animal origin (the "Ingredients Business"). VION Ingredients is a worldwide leader in the development and production of specialty ingredients from animal origin for applications in pharmaceuticals, food, feed, pet food, fertilizer and bio-energy. VION Ingredients’ global network of 58 facilities on five continents covers all aspects of animal byproduct processing through six brands including Ecoson (green power), Rendac (rendering/energy), Sonac (proteins, fats, edible fats and blood products), Rousselot (gelatin), CTH (natural casings), and Best Hides (hides).

As part of the anticipated disposal of the Company by VION Holding N.V. supply agreements between the retained companies of VION Holding N.V. and VION Ingredients have been formalised in 2013. Supply agreements are based on market prices and peer group techniques and are therefore considered to be at arm’s length.

As part of the acquisition by Darling International Inc., it is intended to settle the Other receivables VION Group of the Company by means of a dividend distribution as included in Note 7 and 9 prior to Closing. This event has not yet occurred.

25.	Summary of differences between accounting principles generally accepted in The Netherlands and in the United States of America

The accompanying consolidated and combined financial statements have been prepared in accordance with Dutch GAAP, which differs in certain respects from US GAAP. Reconciliations of net income and group equity under Dutch GAAP with the corresponding amounts under US GAAP are set out below.

Effect on net income of significant differences between Dutch GAAP and US GAAP

For the years ended 31 December	note	2012	2011
in thousands of euros
Net income in accordance with Dutch GAAP:		72,976	43,483
US GAAP adjustments
- Pensions	(a)	(1,800)	(300)
- Business combinations
Bargain purchase gain	b (I)	3,465	3,831
General and administrative expenses – compensation expense	b (II)	(3,549)	(2,302)
Goodwill amortisation	b (III)	5,990	6,671
Amortisation of other intangible fixed assets	b (IV)		48
Depreciation of tangible fixed assets	b (V)	594	594
Minority interests	b (VI)	191	191
- Derivatives	(c)	1,500	(1,100)
- Taxes	(d)	(2,404)	(894)
Net income in accordance with US GAAP:		76,963	50,222

Effect on Group equity of significant differences between Dutch GAAP and US GAAP

As at 31 December		2012	2011
in thousands of euros	note
Group equity in accordance with Dutch GAAP:		943,009	896,517
US GAAP adjustments
- Pensions	(a)	(14,200)	(10,200)
- Business combinations
Bargain purchase gain	b (I)	7,296	3,831
Compensation liability	b (II)	(7,479)	(3,930)
Goodwill amortization	b (III)	59,360	53,370
Amortization of other intangibles fixed assets	b (IV)	299	299
Depreciation of tangible fixed assets	b (V)	2,908	2,314
Minority interest	b (VI)	(19,605)	(19,796)
Step acquisition accounting	b (VII)	(18,997)	(20,051)
Foreign exchange	b (VIII)	(2,568)	(106)
- Derivatives	(c)	500	(1,000)
- Taxes	(d)	3,024	4,879
Group equity in accordance with US GAAP:		953,547	906,127

Significant differences between Dutch GAAP and US GAAP

(a) Pensions

Under Dutch GAAP, the Company recorded a liability before deferred taxation in respect of its defined benefit pension plans of € 11.5 million and € 10.1 million as at 31 December 2012 and 2011, respectively. Under US GAAP, the Company has calculated a pension liability of € 25.7 million and € 20.3 million as at 31 December 2012 and 2011, respectively, in respect of the same pension plans.

US GAAP requires companies to recognize the funded status of defined benefit pension and other post retirement plans as a net asset or liability and to recognize changes in that funded status in the year in which the changes occur through other comprehensive income to the extent those changes are not included in the net periodic cost. The funded status reported on the balance sheet as of 31 December 2012 and 2011 under US GAAP was measured as the difference between the fair value of plan assets and the projected benefit obligation.

(b) Business combinations

(I) Negative goodwill (Bargain purchase gain)
The acquisition of Eastman Gelatine Corporation (Peabody) has given rise under Dutch GAAP, GAR 216, to negative goodwill, which is recognized as a liability on the balance sheet and amortized over the average estimated useful life of assets to which the negative goodwill relates. No deferred tax is recorded in respect of negative goodwill.

Under US GAAP for acquisitions on or after 1 January 2010, ASC 805 requires that any excess of fair value of assets acquired and liabilities assumed over the consideration transferred to seller represents a bargain purchase gain that should be recognized immediately in earnings. The Company has recognized € 3.83 million in net profit, net of € nil of taxes in the year ended 31 December 2011 related to the bargain purchase gain from the Peabody acquisition. The Company has recognized € 2.15 million in net profit, net of € 1.32 million of taxes in the year ended 31 December 2012 (Q4 event) related to the bargain purchase gain from the Peabody acquisition.

(II) and (VI) CTH service provision
In connection with the acquisition of CTH, two CTH executives exchanged their shares in the acquired company for shares in the merged company; such shares were puttable at fair value on or after 1 January 2011. Upon the exercise of the put option by the employees, such employees were required to maintain their employment with CTH for 24 months in order to receive the full fair value of those shares; agreed amount receivable at fair value. Under ASC 805-10-55-25, the payout of such fair value, plus certain additional negotiated settlements made at the time of agreement between the parties represents compensation for post-combination services, whereas under Dutch GAAP, no compensation cost is recorded, and NCI for the shares of the employees will be recognized when the option is settled in 2014.

(III) Goodwill amortisation
Under Dutch GAAP, goodwill is presumed to have a finite useful economic life of 20 years or less. Accordingly, goodwill arising on consolidation is amortized over 20 years for Dutch GAAP reporting purposes. In accordance with the requirements of ASC 350, goodwill arising from business combinations is not subject to annual amortisation for reporting under US GAAP.

(IV-VI) Partial acquisitions
The Company has taken part in several multi-step acquisitions and maintains 11 entities that are consolidated but not fully owned.

Under Dutch GAAP, GAR 216, all assets and liabilities of a business acquired in a transaction in which less than 100% of a business’s equity is acquired (“partial acquisitions”) are recognized at 100% of fair value. Under US GAAP in effect at the time of the Company’s acquisitions prior to 1 January 2010 (FASB Statement No. 141, “Business Combinations,”), the portion of assets and liabilities attributable to minority interests in partial acquisitions were accounted for at book value. The Company has made acquisitions of certain entities in amounts less than 100% of the outstanding voting shares accordingly results in different values recognized as of the date of acquisition and thereafter in different depreciation and amortisation charges under Dutch GAAP and US GAAP.

(VII) Step acquisition accounting
Under Dutch GAAP, step acquisitions are recorded with a 100% step up to fair value of the net assets acquired upon the initial acquisition in which control is obtained. In certain circumstances, subsequent step acquisitions are recorded to goodwill. Under US GAAP, post SFAS 141R, such subsequent acquisition activities once the purchased entity is consolidated due to acquisition of control, transactions between shareholders are recorded in equity after this date.

(VIII) Foreign exchange
Under Dutch GAAP, goodwill is not pushed down into the acquired entity and therefore is not translated for foreign currency changes, unless the acquiring entity has a functional currency different than the parent. Under US GAAP, where an acquired entity has a different functional currency than its acquirer the step-up in basis is deemed to be held in the functional currency of the acquire with such foreign currency denominated goodwill balances translated through AOCI under US GAAP. As goodwill is not amortised under US GAAP, functional currency differences also arise therefrom due to the higher value of goodwill held in foreign currency.

(c) Derivatives

Under Dutch GAAP, the Company has applied cost price hedge accounting, which has resulted in the deferral in certain gains and losses associated with its derivative financial instruments. However, the Company’s documentation under Dutch GAAP is not sufficient for those derivative financial instruments to be designated as hedging instruments and for the Company to apply hedge accounting under US GAAP. As a result, under US GAAP, the derivative hedging instruments are measured at fair value with changes in fair value recognized in profit or loss.

(d) Taxes

Deferred taxes have been provided at the applicable tax rate on the relevant US GAAP adjustments shown in the reconciliation above. In addition a deferred tax asset was recorded under US GAAP for a difference in the manner in which tax goodwill in excess of book goodwill is reported under Dutch GAAP with respect to an acquisition made in Brazil.

(e) Differences of presentation - cash flow

The consolidated and combined statements of cash flows presented under Dutch GAAP have been prepared in accordance with Dutch Accounting Standards Board Guideline 360. There are certain differences with regard to the classification of items within the statements of cash flows.

In accordance with Dutch GAAP and US GAAP, cash flows are prepared separately for operating activities, investing activities and financing activities. Under Dutch GAAP, cash and cash equivalents is comprised of cash at bank and in hand together with restricted cash and deposits with an original maturity of three months or less, and under US GAAP, cash and cash equivalents in hand is comprised of cash at bank and in hand together with deposits with an original maturity of three months or less.

The Dutch GAAP statements of cash flows include the Company’s proportionate share of the cash flows of joint venture companies that are accounted for on a proportional consolidation basis. Under US GAAP, only cash remitted from such joint venture companies is included within the cash flow statement within cash flows from operating activities (see item below for cash flow information of equity method investees).

Summary of consolidated and combined cash flow information as presented in accordance with US GAAP:

For the years ended	2012	2011
in thousands of euros

Cash and cash equivalents provided by/(used in):
Operating activities	101,943	124,875
Investing activities[1]	(75,976)	(108,722)
Financing activities	(22,838)	(12,276)
Net increase/(decrease) in cash and cash equivalents	3,129	3,877
Cash and cash equivalents at the start of year	160,238	156,361
Cash and cash equivalents at the end of year[1]	163,367	160,238

1 Cash and cash equivalents under Dutch GAAP includes restricted cash balances of € 11.1 million in 2012 and € 10.0 million in 2011. Such amounts have been re-classified to investing activities under US GAAP from cash and cash equivalents. There are no other material reclassifications between cash flows under Dutch GAAP and US GAAP.

(f) Differences of presentation – investment in equity method

Under Dutch GAAP, the Company accounts for certain investments using the proportionate consolidation basis of accounting whereby the Company’s proportionate share of assets, liabilities, revenues, expenses and cash flows are included in the Company’s financial statements. U.S. GAAP does not allow the use of proportionate consolidation, and requires that such investments be recorded on an equity basis of accounting. However, pursuant to an exemption provided by the Securities and Exchange Commission, the Company is not required to recast their consolidated and combined financial statements on an equity basis of accounting if information on the balances that have been proportionately consolidated is provided. Accordingly, summarized financial statements of Haripro SPA and Hides Services are presented on a 100% basis as follows:

Summarized financial information for joint venture companies, presented in accordance with Dutch GAAP

Company name	Hides Services		Haripro
Percentage of equity held	50%		50%

Balance Sheet information:

As at 31 December	2012	2011	2012	2011
in thousands of euros
Assets	691	612	5,927	5,990
Liabilities	756	635	3,228	3,259
Shareholders’ equity	(65)	(23)	2,699	2,731

Profit and Loss information:
For the years ended	2012	2011	2012	2011
in thousands of euros
Net sales	2,879	686	9,661	9,200
Total expenses	(2,922)	(731)	(9,392)	(8,803)
Net income	(43)	(45)	269	397

Statement of Cash Flow information:
For the year ended	2012	2011	2012	2011
in thousands of euros
Operating activities	214	17	817	1,658
Investing activities	(135)	(420)	(434)	(269)
Financing activities	(23)	19	(317)	(1,038)

Total cash flow	56	(384)	66	351

Cash and cash equivalents at the start of the year	(384)	—	(805)	(1,156)
Cash and cash equivalents at year-end	(328)	(384)	(739)	(805)

ANNEX 1 - Summary of VION Ingredients' consolidated and combined subsidiaries
Ownerships per 31 December 2012. In case ownerships changed in financial years 2012, 2011 and 2010, reference is made to Note 4 of the combined and consolidated financial statements.

VION Ingredients Nederland (Holding) B.V.
Rousselot B.V.
VION 5Q B.V.
VION 5Q UK Ltd
Sonac B.V.
Sonac Eindhoven B.V.
Sonac Harlingen B.V.
Sonac Vuren B.V.
Global Ceramic Materials Ltd
China Millers Ltd
Sonac Hides & Skins (UK) Ltd
Sonac Loenen B.V.
Hepac B.V.
Harimex B.V.
Ligital B.V.
Harimex do Brazil Ltda
Haripro SpA (It) (50%)
CTH Vastgoed B.V. (66.67%)
B.V. CTH Groep (66.67%)
Combinatie Teijsen vd Hengel (CTH) B.V. (66.67%)
CTH do Brasil Consultoria em Negócios LTDA (Brazil) (66.67%)
Sonac Almere B.V. (66.67%)
Nederlandse Darmenhandel Nevada B.V. (66.67%)
Nevada Darmen- und Schlachtnebenprodukte Handels GmbH (66.67%)
CTH US Inc. (USA) (66.67%)
CTH España SL (66.67%)
Hunan Teijsen Casings & Food Co. Ltd (China) (66.67%)
T&K Sp. z.o.o. (Poland) (33.99%)
CTH Slachthuizen B.V. (66.67%)
CTH België BVBA (66.67%)
Rendac B.V.
HR-Service Nederland B.V.
HR-Service B.V.
Sonac Burgum B.V.
Ecoson B.V.
Sonac Son B.V.
Rendac Son B.V.
Restex Son B.V. (currently IT Services B.V.)
Sobel Holding GmbH
Sonac Bad Bramstedt GmbH
Sonac Bramstedt Nord GmbH
Sobel GmbH
LARU GmbH
SNP Handels- und Beteiligings- GmbH (80.96%)
Sonac Lingen GmbH (80.96%)
Rendac Lingen GmbH (80.96%)
Sonac Kiel GmbH (76.01%)
Sonac Mering GmbH (80.96%)
Kanzler GmbH (80.96%)
Rendac Jagel GmbH (80.96%)
Rendac Rotenburg GmbH (80.96%)
Rendac Icker GmbH & Co KG (80.96%)
Sonac Gelsenkirchen GmbH (76.01%)
Sonac Elsholz GmbH (80.96%)
Sonac Erolzheim GmbH (80.96%)
Sonac Versmold GmbH (80.96%)
MD Ensorgungsges. für Schlachtnebenprodukte GmbH (80.96%)
Sonac Bergheim GmbH (Austria) (80.96%)
Sonac Brünen GmbH (80.96%)
SNP Verwaltungs GmbH (80.96%)
Sanrec GmbH (80.96%)
Sonac Osetnica Sp. z.o.o. (85.07%)
Sonac Usnice Sp. z.o.o. (80.96%)
VION Ingredients Germany GmbH
CTH GmbH (66.67%)
CTH Porto - Industria Alimentar, Unipessoal Lda (66.67%)
Sonac Hides GmbH (currently Best Hides GmbH)
VION 5Q GmbH
Hide Service GmbH (50%)

VION Ingredients International (Holding) B.V.
Rousselot Jellice K.K. (Japan) (51%)
Eco-VION Belgium N.V.
Rendac N.V.
Rendac Transport N.V.
Rendac C.E.S. sa (Lux)
Rendac UDES s.a.
Rendac UDES Transport s.a
Rousselot Gelatinas do Brasil Ltda (Brazil)
Rousselot (Zhejiang) Gelatin Co. Ltd (China) (70%)
Rousselot (Da'an) Gelatin Co. Ltd (China) (75%)
Sobel Luxembourg Sarl
Rousselot (Whenzou) Gelatin co. Ltd (70%)
Rousselot SAS (France)
Rousselot Angouleme SAS (France)
Rousselot Isle Sur La Sorgue SAS (France)
Rousselot Japan KK (Japan)
Rousselot GmbH
Rousselot N.V.
Rousselot (M) Sdn Bhd (Malaysia)
Rousselot Gelatin SL (Spain)
Rousselot Argentina SA (Argentina)
Rousselot (Guangdong) Gelatin Co. Ltd (China) (75%)
Rousselot Inc (USA)
Rousselot Dubuque Inc (USA)
Sonac USA LLC (USA)
Rousselot Peabody Inc (USA)
Sonac (China) Biology Co. Ltd (65%)
Zhejiang Sonac Biology Co. Ltd (65%)
Qionglai Sonac Biology Co. Ltd (65%)
Sonac (Luohe) Biology Co. Ltd (65%)
Suzhou Sonac Protein Co. Ltd (52%)
Changchun Sonac Biology Co. Ltd (65%)
Siping Sonac Biology Co. Ltd (65%)
Sonac Australia PTY, LTD (73%)
Sonac België N.V.
Sonac Gent N.V.
Sonac Transport N.V.
Vada N.V.